Exhibit 99.1

Eton Pharmaceuticals Announces Acquisition of U.S Marketing Rights to Pediatric Orphan Drug Alkindi® Sprinkle

-Estimated Market Opportunity of Greater than $100 Million

-Alkindi Sprinkle NDA has been Assigned a September 29, 2020 Prescription Drug User Fee Act Date

-Alkindi Sprinkle has been Granted Orphan Drug Designation for Adrenal Insufficiency in Pediatric Patients

-Eton Executed $7.8 Million Equity Financing and $2.0 Million Amended Credit Facility to Support Alkindi Sprinkle Transaction

DEER PARK, Ill., March 27, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today announced that it has acquired U.S. marketing rights to Alkindi® Sprinkle from Diurnal Group plc (AIM: DNL).

Alkindi Sprinkle’s New Drug Application (NDA) is currently under review with the U.S Food and Drug Administration (FDA) for approval as a replacement therapy for pediatric adrenal insufficiency (AI), including congenital adrenal hyperplasia (CAH) in patients from birth to less than 17 years of age. The application has been assigned a Prescription Drug User Fee Act (PDUFA) date of September 29, 2020.

“Alkindi Sprinkle represents a transformational acquisition for Eton and a major step forward on our journey to become a leader in pediatric rare disease products. This product represents the largest market opportunity within our pipeline and adds a major near-term product launch,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals. “We are excited to be partnering with Diurnal to bring Alkindi Sprinkle to pediatric patients, and we plan to immediately begin launch activities to ensure its commercial success.”

“We have been impressed by Eton’s enthusiasm and vision for the product throughout the Alkindi Sprinkle partnering process,” said Martin Whitaker, CEO of Diurnal Group plc. “If approved, Alkindi Sprinkle will provide a major breakthrough in the US as the only licensed treatment specifically designed for use in children with adrenal insufficiency, where there is a significant unmet patient need.”

Strategic Rationale

●	Advances Eton’s leadership in pediatric rare diseases products. Alkindi Sprinkle is a strong strategic fit with Eton’s existing pediatric portfolio. Eton is committed to developing and bringing to market innovative products that are designed to address unmet needs for pediatric patients by improving product safety, efficacy, or treatment adherence through precision dosing and improved routes of administration.

●	$100 million market opportunity. Eton estimates approximately 5,000 pediatric patients suffer from adrenal insufficiency in the United States, and current FDA-approved treatment options do not offer physicians the ability to properly dose and titrate for many of these pediatric patients.

●	High-value product with strong intellectual property protection. Alkindi Sprinkle has been granted Orphan Drug Designation from the FDA and has been issued three U.S patents extending to 2034.

●	Major near-term product launch. Alkindi Sprinkle’s NDA has been assigned a PDUFA date of September 29, 2020.

Alkindi® Sprinkle Overview

Alkindi Sprinkle is a taste neutral sprinkle (granule) formulation of hydrocortisone seeking approval as a replacement therapy for pediatric adrenal insufficiency (AI), including congenital adrenal hyperplasia (CAH) in patients from birth to less than 17 years of age. If approved, Alkindi Sprinkle would be the first Adrenal Insufficiency replacement therapy specifically designed and developed for children.

Adrenal insufficiency is a condition in which the adrenal glands do not produce adequate amounts of cortisol and is often caused by Addison’s Disease or Congenital Adrenal Hyperplasia (CAH). Insufficient levels of cortisol in children may cause delayed or stunted physical development, reproductive irregularities, and can be potentially fatal.

Hydrocortisone is currently the standard of care for adrenal insufficiency, however oral hydrocortisone is only FDA-approved in high-strength tablet formulations designed for adult patients. The lowest tablet strength currently available is 5mg, but many pediatric patients require significantly lower doses and the flexibility for precision titration. To address this unmet need, caregivers are often required to attempt to split tablets into fractional doses, which exposes patients to the significant risk of over- or under-dosing. Alkindi Sprinkle will be available in strengths of 0.5mg, 1mg, 2mg, and 5mg to provide patients with optimal precision and flexibility.

The FDA has granted Alkindi Sprinkle Orphan Drug Designation and as a result, the product is expected to receive seven years of Orphan Drug Exclusivity after approval. In addition, Diurnal has been issued three formulation and method of use patents in the United States which extend out as far as 2034. All three patents are expected to be Orange Book listed after the product’s approval. The safety and efficacy of the product is supported by six clinical, bioequivalence, and safety studies conducted by Diurnal prior to the submission of the product’s NDA.

The product was approved in Europe in 2018 under the trade name Alkindi and has been launched in select countries throughout Europe. Diurnal has seen very high rates of Alkindi adoption among newly diagnosed adrenal insufficiency patients in the countries where the product is available.

Eton believes the market opportunity for Alkindi Sprinkle in the United States is greater than $100 million annually.

Transaction Details

Upon execution of the agreement, Eton paid to Diurnal $3.5 million of cash and issued Diurnal 379,474 shares of Eton common stock, representing approximately $1.5 million based on Eton’s average fifteen-day trailing stock price. Upon commercial launch of the product with Orphan Drug Exclusivity granted, Eton will pay to Diurnal a cash milestone payment of $2.5 million.

Diurnal is entitled to commercial milestone payments upon Alkindi Sprinkle’s achievement of certain net sales thresholds, including:

●	$1 million when net sales exceed $10 million in a calendar year

●	$4 million when net sales exceed $25 million in a calendar year

●	$7.5 million when net sales exceed $50 million in a calendar year

●	$12.5 million when net sales exceed $100 million in a calendar year

●	$20 million when net sales exceed $200 million in a calendar year

In addition, Diurnal will receive a tiered royalty ranging from a low double-digit to high teens percentage on net sales of Alkindi Sprinkle.

Financing

In conjunction with the Alkindi Sprinkle transaction, Eton has executed agreements to raise $7.8 million from the sale of 2.6 million shares of common stock at $3.00 per share. The equity financing was led by Opaleye Management. In addition, Eton’s credit facility with SWK Holdings was amended to allow Eton the immediate option to draw $2 million of debt financing and the option to draw an additional $3 million after the approval of Alkindi Sprinkle. The financing proceeds will be used to support current and future licensing payments to Diurnal, as well as Alkindi Sprinkle-related launch expenses.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing, acquiring, and commercializing innovative products. Eton is primarily focused on hospital injectable and pediatric oral liquid products. The company’s first commercial product, Biorphen, is the only FDA approved ready-to-use formulation of phenylephrine injection and was launched in December 2019. The company has an additional eight products under development, including three that are under review with the FDA.

About Diurnal Group plc

Founded in 2004, Diurnal is a UK-based specialty pharma company developing high quality products for the global market for the life-long treatment of chronic endocrine conditions, including congenital adrenal hyperplasia and adrenal insufficiency. Its expertise and innovative research activities focus on circadian-based endocrinology to yield novel product candidates in the rare and chronic endocrine disease arena.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740